Product supplement W-B To prospectus dated October 10, 2006 and prospectus supplement dated November 15, 2007	Registration Statement No. 333-137902 Dated October 10, 2006 Rule 424(b)(2)

Deutsche Bank AG

Call Warrants Linked to the Performance of a Currency or Basket or Index of Currencies Relative to a Reference Currency

General

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Deutsche Bank AG may offer and sell warrants linked to the performance of one or more currencies, which may include a basket or index of currencies selected or created by Deutsche Bank AG or one of its affiliates, relative to a reference currency from time to time. This product supplement describes terms that will apply generally to the warrants and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the warrants, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•	The warrants are unsecured contractual obligations of Deutsche Bank AG.

•	Payment on the warrants is linked to the performance of one or more underlying currencies relative to a reference currency, as described below.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

•	Denominations and minimum investment amounts for the warrants will be specified in the relevant pricing supplement.

•	Investing in the warrants is not equivalent to investing in the currency or currencies to which payment on the warrants may be linked.

•	The warrants will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

You must have an options-approved brokerage account in order to purchase the warrants. Investing in the warrants involves risks not associated with an investment in conventional securities. You could lose your entire investment. See “Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

January 25, 2008

SUMMARY TERMS

The Currencies

The underlying currency or currencies and any reference currency designated in the relevant pricing supplement accompanying this product supplement. The component currencies of any basket or those underlying any index will be set forth in the relevant pricing supplement. The relative weights of the currencies comprising any basket or index of currencies or of the currencies underlying any index will be specified in the relevant pricing supplement.

Issue Price	As specified in the relevant pricing supplement.

Notional Amount	As specified in the relevant pricing supplement.

Exercise of Warrants

Unless otherwise specified in the relevant pricing supplement, the warrants will be automatically exercised on the Expiration Date (which may also be referred to as the Automatic Exercise Date) and may not be exercised prior to the Expiration Date by either you or us. The relevant pricing supplement may specify that the warrants can be exercised prior to the Expiration Date and, in such case, will set forth the manner in which such exercise may be effected.

Cash Settlement Amount

Unless otherwise specified in the relevant pricing supplement, on the Final Settlement Date you will receive a cash payment for each warrant that you hold on the Expiration Date equal to the Cash Settlement Amount.

Unless otherwise specified in the relevant pricing supplement, the Cash Settlement Amount will be based on the value of the Final Level relative to the Strike Level.

If the Performance (as defined below) is positive, the Cash Settlement Amount will be equal to the Notional Amount per warrant multiplied by the Performance, subject, if applicable, to the Maximum Return. The Maximum Return is a percentage of the Notional Amount per warrant which we will determine on the trade date and which will be set forth in the relevant pricing supplement, if applicable. Accordingly, if the relevant pricing supplement specifies a Maximum Return, the appreciation potential of the warrants will be limited by the Maximum Return even if the Notional Amount per warrant multiplied by the Performance would yield a return that is greater than the Maximum Return. Subject to any applicable Maximum Return, if the Performance is positive, the Cash Settlement Amount will be calculated as follows:

(Notional Amount per warrant x Performance)

If the Performance is zero or negative, the Cash Settlement Amount will be zero and you will lose your entire investment.

Maximum Return	If applicable, as specified in the relevant pricing supplement.

Performance	The Performance will be calculated using one of the following formulas or such other formula as may be otherwise specified in the relevant pricing supplement:

Final Level – Strike Level

Strike Level

OR

Final Level – Strike Level

Final Level

OR

Strike Level – Final Level

Strike Level

OR

Strike Level – Final Level

Final Level

Strike Level	As specified in the relevant pricing supplement.

Final Level	As specified in the relevant pricing supplement.

Valuation Date(s)

As specified in the relevant pricing supplement, the Final Level will be calculated on a single date, which we refer to as the Final Valuation Date, or on a series of dates. We refer to each such date generally as a Valuation Date in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

Initial Settlement Date	As specified in the relevant pricing supplement

Expiration Date

Unless otherwise specified in the relevant pricing supplement, the Expiration Date will be (i) if the Final Level is calculated on a single date, the Final Valuation Date; or (ii) if the Final Level is calculated on several dates, the last of the Valuation Dates. The Expiration Date is subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

Final Settlement Date	As specified in the relevant pricing supplement and subject to postponement in the event of certain market disruption events and as described under “Description of Warrants—Settlement.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the warrants offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The warrants described in the relevant pricing supplement and this product supplement are not appropriate for all investors and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the warrants. The relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the warrants under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the warrants only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any warrants by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the warrants and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the warrants under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF WARRANTS

The following description of the terms of the warrants supplements the description of the general terms of the warrants set forth under the heading “Description of Warrants” in the accompanying prospectus supplement and prospectus. A separate pricing supplement will describe the terms that apply specifically to the warrants, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus and the relevant pricing supplement. Unless otherwise specified in the relevant pricing supplement, the term “warrant” refers to one of our Call Warrants Linked to the Performance of a Currency or Basket or Index of Currencies Relative to a Reference Currency.

General

The warrants are our unsecured contractual obligations and will rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. We will issue the warrants pursuant to a warrant agreement between us and Deutsche Bank Trust Company Americas, as warrant agent.

The warrants do not provide for coupon payments and do not guarantee any return of your initial investment. On the Final Settlement Date, you will receive the Cash Settlement Amount, which will vary depending on the Performance and which may be zero, calculated in accordance with the formula set forth below.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

Denominations, minimum investment amounts and the Notional Amount and Issue Price per warrant will be specified in the relevant pricing supplement. The warrants will be represented by one or more permanent global warrants registered in the name of DTC or its nominee, as described under “Forms of Securities—Global Securities” in the prospectus.

The specific terms of the warrants will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus supplement and prospectus. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

Settlement

The Final Settlement Date for the warrants will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date or the last of the Valuation Dates, as applicable, is postponed as described below.

Unless otherwise specified in the relevant pricing supplement, on the Final Settlement Date you will receive a cash payment for each warrant that you hold on the Expiration Date equal to the Cash Settlement Amount, based on the Notional Amount, the Performance and the Maximum Return, if applicable.

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If the Performance is positive, the “Cash Settlement Amount” will be equal to the Notional Amount per warrant multiplied by the Performance, subject, if applicable, to the Maximum Return. The “Maximum Return” is a percentage of the Notional Amount per warrant which we will determine on the trade date and which will be set forth in the relevant pricing supplement, if applicable. Accordingly, if the relevant pricing supplement specifies a Maximum Return, the appreciation potential of the warrants will be limited by the Maximum Return even if the Notional Amount per warrant multiplied by the Performance would yield a return that is greater than the Maximum Return. Subject to any applicable Maximum Return, if the Performance is positive, the Cash Settlement Amount will be calculated as follows:

(Notional Amount per warrant x Performance)

•	If the Performance is zero or negative, the Cash Settlement Amount will be zero and you will lose your entire investment.

Unless otherwise specified in the relevant pricing supplement, the warrants will be automatically exercised on the Expiration Date (which may also be referred to as the Automatic Exercise Date) and may not be exercised prior to the Expiration Date by either you or us. The relevant pricing supplement may specify that the warrants can be exercised prior to the Expiration Date and, in such case, will set forth the manner in which such exercise may be effected.

Unless otherwise specified in the relevant pricing supplement, the Performance is based on the value of the Final Level relative to the Strike Level. The Performance will be calculated based on one of the following formulas, as specified in the relevant pricing supplement, or based on such other formula as may be otherwise specified in the relevant pricing supplement:

Final Level – Strike Level

Strike Level

OR

Final Level – Strike Level

Final Level

OR

Strike Level – Final Level

Strike Level

OR

Strike Level – Final Level

Final Level

The “Strike Level” and “Final Level” will be as specified in the relevant pricing supplement.

A “business day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in The City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in The City of New York or London, England.

The Valuation Date(s), which will be either a single date, which we refer to as the “Final Valuation Date,” or several dates, each of which we refer to as a “Valuation Date,” will be specified in the relevant pricing supplement, and any such date is subject to adjustment as described below. If a Valuation Date is not a business day or if there is a market disruption event on such day, the applicable Valuation Date may be postponed, in the sole discretion of the calculation agent, to the immediately succeeding business day during which no market disruption event shall have occurred or is continuing; provided, that the Final Level will not be determined on a date later than the tenth scheduled business day after the Final Valuation Date or the last of the Valuation Dates, as applicable, and if such day is not a business day, or if there is a market disruption event on such date, the calculation agent will determine the Final Level on such date in accordance with the formula for and method of calculating the Final Level last in effect prior to commencement of the market disruption event (or prior to the non-business day), using the applicable spot rate set forth in the relevant pricing supplement (or, if trading in the relevant currencies has been materially suspended or materially limited, the calculation agent’s good faith estimate of the spot rate that would have prevailed but for such suspension or limitation or non-business day) on such tenth scheduled business day of each relevant currency or in accordance with such other formula for and method of calculating the Final Level as may be set forth in the relevant pricing supplement.

Unless otherwise specified in the relevant pricing supplement, the Expiration Date will be (i) if the Final Level is calculated on a single date, the Final Valuation Date; or (ii) if the Final Level is calculated on several dates, the last of the Valuation Dates. If the Final Valuation Date or the last of the Valuation Dates, as applicable, is postponed as described above, the Expiration Date will be postponed accordingly.

The Final Settlement Date will be set forth in the relevant pricing supplement. If the scheduled Final Settlement Date (as specified in the relevant pricing supplement) is not a business day, then the Final Settlement Date will be the next succeeding business day following such scheduled Final Settlement Date. If, due to a market disruption event or otherwise, the Final Valuation Date or the last of the Valuation Dates, as applicable, is postponed so that it falls on a day that is less than three business days prior to the scheduled Final Settlement Date, the Final Settlement Date will be the third business day following such Final Valuation Date or last Valuation Date, as postponed, unless otherwise specified in the relevant pricing supplement. We will describe market disruption events in the relevant pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the warrants on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the warrants entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding warrants by tender, in open market transactions or by private agreement.

RISK FACTORS

Your investment in the warrants entails risks not associated with an investment in conventional securities. The warrants do not provide for coupon payments or guarantee any return of your initial investment. Investing in the warrants is not equivalent to investing directly in any currencies to which payment on the warrants may be linked. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement, the prospectus and the relevant pricing supplement, before you decide that an investment in the warrants is suitable for you.

The warrants are a risky investment and may expire worthless.

Warrants are highly speculative and highly leveraged. If the Performance is zero or negative, the warrants will expire worthless and you will lose the entire amount of your initial investment. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be prepared to sustain a total loss of your investment in the warrants.

Investors may lose money even if the Performance is positive.

Even if the Performance is positive, it is possible that the Cash Settlement Amount will be less than the Issue Price. If this is the case, you will lose a portion of your investment in the warrants.

The warrants are suitable only for investors with options-approved accounts.

You will not be able to purchase the warrants unless you have an options-approved brokerage account.

The warrants do not provide for coupon payments or guarantee any return of your initial investment.

The warrants do not provide for coupon payments and may not return any of your initial investment. The amount payable upon exercise will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement. You will lose all of your investment upon exercise if the Performance is zero or negative.

The time remaining to the Expiration Date may adversely affect the market value of the warrants.

You will lose your entire investment if the Performance is zero or negative. This risk reflects the nature of a warrant as an asset that tends to decline in value over time and that will be worthless if it is “out-of-the-money” when it is exercised. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the poorer the performance of the relevant currency or currencies and the shorter the time remaining until the Expiration Date. Therefore, the market value of the warrants will reflect, among other factors, changes in the values of the relevant currency or currencies and the time remaining to the Expiration Date.

The warrants are non-standardized options.

The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange

Commission. The warrants are unsecured contractual obligations of Deutsche Bank AG and will rank equally with all of our other unsecured contractual obligations and unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the warrants may look solely to Deutsche Bank AG for performance of its obligation to pay the Cash Settlement Amount, if any, upon the automatic exercise of the warrants. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the Expiration Date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing values of the relevant currency or currencies.

The warrants will be automatically exercised on the Expiration Date.

The warrants will be automatically exercised on the Expiration Date. Unless otherwise specified in the relevant pricing supplement, neither you nor we can exercise the warrants at any time prior to the Expiration Date. Accordingly, unless you sell the warrants prior to the Expiration Date, you will not be able to capture any positive performance of the relevant currency or currencies as measured at any point in time prior to the Expiration Date. Even if the performance of the relevant currency or currencies is strong at any time prior to the Expiration Date, if the Performance, as calculated as of the Expiration Date, is zero or negative, you will lose your entire investment in the warrants. Further, you do not have a choice as to whether the warrants will be automatically exercised on the Expiration Date. Accordingly, if the Performance is zero or negative, you will not have the option to cancel your investment, continue to hold the warrants or otherwise seek a return of your investment, and you will not be able to benefit from any positive performance of the relevant currency or currencies that occurs after the Expiration Date.

The appreciation potential of the warrants is limited to the Maximum Return, if applicable.

If the warrants are subject to a Maximum Return, the appreciation potential of the warrants is limited to the Maximum Return. Any applicable Maximum Return will be a percentage which we will determine on the trade date and which will be set forth in the relevant pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Return for the warrants, the appreciation potential of the warrants will be limited to that Maximum Return even if the Notional Amount multiplied by the Performance would yield a return that is greater than that Maximum Return.

An investment in the warrants is not equivalent to a direct investment in the underlying currency or currencies, or any underlying basket or index.

Your return on the warrants, if any, will not reflect the return you would realize if you actually owned the underlying currency or currencies, or any underlying basket or index, and received any payments made thereon. An investment in the warrants is not the same as an investment in the underlying currency or currencies, or any underlying basket or index, or the components underlying any such index.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the warrants will not be listed on a securities exchange. There may be little or no secondary market for the warrants. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your warrants easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the warrants but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the warrants, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the warrants. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the warrants.

Changes in the value of any currency in a basket or index or in the value of the reference currency may offset each other.

The Cash Settlement Amount we pay in respect of the warrants on the Final Settlement Date will be determined solely in accordance with the procedures described in “Description of Warrants—Settlement.” The warrants are linked to the Performance of one or more currencies relative to a reference currency. Movements in the exchange rates of any basket or index currencies may not correlate with each other. At a time when the exchange rates of one currency increase, the exchange rates of another currency may not increase as much or may even decline. Therefore, in calculating the Performance, increases in the exchange rates of one or more of the currencies may be moderated, offset or more than offset by lesser increases or declines in the exchange rates of one or more other currencies.

Currencies that compose a basket or index may not be equally weighted.

The warrants may be linked to a weighted basket or index of currencies, each of which may have a different weight in determining the value of the basket or index. The applicable weights will be specified in the relevant pricing supplement. In the event of an unequal weighting of basket or index currencies, the same percentage change in values of such currencies may have different effects on the Performance.

The warrants will be subject to currency exchange risk.

Holders of warrants will be exposed to currency exchange rate risk with respect to each of the currencies to which payment on the warrants may be linked. An investor’s net exposure will depend on the extent to which the currencies strengthen or weaken against the U.S. dollar or other reference currency. If, taking into account such weighting, the value of the U.S. dollar or such other currency changes relative to the values of the respective component currencies, the Performance may be adversely affected, and the Cash Settlement Amount may be reduced. Foreign currency exchange rates vary over time, and may vary considerably during the term of the warrants. Changes in foreign currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in the relevant currency’s country and economic and political developments in other relevant countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant countries.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and other countries important to international trade and finance.

The liquidity and trading value of, and amounts payable under, the warrants could be affected by the actions of the governments of the originating nations of the relevant currencies.

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the value of other currencies. However, governments do not always allow their currencies to float freely in response to economic forces. Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the trading value of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the warrants is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the warrants in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency, or in the event of other developments affecting any relevant currency.

Even though currencies are traded around-the-clock, if a secondary market for the warrants develops, the warrants may trade only during regular hours in the United States.

The interbank market for currencies, including the U.S. dollar, is a global, around-the-clock market and currency values are quoted 24 hours a day. Therefore, the hours of trading for the warrants, if any, may not conform to the hours during which the relevant currency or currencies are traded. To the extent that U.S. markets are closed while the markets for other currencies remain open, significant price and rate movements may take place in the underlying foreign exchange markets, and thus in the reference level, that will not be reflected immediately in the market price, if any, of the warrants.

The absence of last-sale and other information about the relevant currencies may affect the price of the warrants.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the exchange rates used to calculate the Performance of the relevant currencies or the Cash Settlement Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

In addition, certain relevant information relating to the originating countries of the relevant currencies may not be as well known or as rapidly or thoroughly reported in the United States as comparable United States developments. Prospective purchasers of the warrants should be aware of the possible lack of availability of important information that can affect the value of the relevant currencies and must be prepared to make special efforts to obtain that information on a timely basis.

The Performance will be calculated based only on the relevant currencies’ values on the specified Valuation Date or Dates, and thus will not reflect the relative value of the underlying currency or basket of currencies at any other point during the term of the warrants, or on the Final Settlement Date.

Because the Performance will be calculated based only on the relevant currencies’ values on the Final Valuation Date or at other specified Valuation Dates, including dates near the Final Valuation Date, the relative value of the underlying currency or currencies on the Final Settlement Date or at other times during the term of the warrants could be higher or lower than on the applicable Valuation Date(s). This difference could be particularly large if there is a significant increase in such relative value after the initial Valuation Date, if there is a significant decrease in the such relative value around the time of the Final Valuation Date or if there is significant volatility in such value during the term of the warrants (especially on dates near the Final Valuation Date). Under these circumstances, you may receive a lower Cash Settlement Amount than you would have received if you had invested directly in the relevant currency or currencies or contracts relating to such currencies. Even if such relative value increases during the term of the warrants, the market value of the warrants may not increase by the same amount. It is also possible for such relative value to increase while the market value of the warrants declines, because the market value of the warrants will not be influenced solely by the changes in the value of the relevant currency or currencies.

The warrants are not designed to be short-term trading instruments.

The price at which you will be able to sell your warrants to us or our affiliates prior to expiration, if at all, may be at a substantial discount from the Issue Price of the warrants, even in cases where the performance of the relevant currency or currencies since the trade date has been strong. The potential returns described in the relevant pricing supplement assume that your warrants, which are not designed to be short-term trading instruments, are held to the Expiration Date.

Prior to expiration, the value of the warrants will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the warrants. We expect that, generally, the level of the exchange rates of the relevant currencies on any day will affect the value of the warrants more than any other single factor. However, you should not expect the value of the warrants in the secondary market to vary in proportion to changes in reference level. The value of the warrants will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the underlying currency or currencies;

•	the time to expiration of the warrants;

•	the exchange rate and volatility of the exchange rate of the relevant currency or currencies and variations in the degree of correlation between any relevant exchange rates;

•	interest and yield rates in the market generally and in the markets of the relevant currency or currencies;

•

economic, financial, political, regulatory or judicial events that affect the underlying currency or currencies or financial markets generally and that may affect the reference level on any Valuation Date;

•	suspension or disruption of market trading in any relevant currency;

•	supply and demand for the warrants; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the performance of the relevant currency or currencies based on their historical performance. If the Performance is zero or negative, your warrants will expire worthless and will lose all of your investment.

Suspensions or disruptions of market trading in the currency markets and related futures may adversely affect the market value of the warrants and/or the return on your initial investment in the warrants.

The currency markets are subject to temporary distortions or other disruptions due to various factors, including the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur in a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular contract or forcing liquidation of contracts at disadvantageous times or prices. These circumstances could affect the value of relevant currencies, exchange rates and the value of the warrants.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates is likely to adversely affect the value of the warrants prior to expiration.

While the payment, if any, on the Final Settlement Date will be based on the Notional Amount of your warrants as described in the relevant pricing supplement, the original issue price of the warrants includes each agent’s commission and the cost of hedging our obligations under the warrants directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase warrants from you in secondary market transactions will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates as a result of such compensation or other transaction costs.

The sponsor of any currency index may adjust the relevant index in ways that affect its level, and the sponsor has no obligation to consider your interests.

The sponsor of any currency index is responsible for calculating and maintaining the relevant index. The sponsor can add, delete or substitute the components underlying the relevant index or make other methodological changes that could change the level of the relevant index. You should realize that the changing of components included in an index may affect such index as a newly added components may perform significantly better or worse than any it replaces. Additionally, the sponsor may alter, discontinue or suspend calculation or dissemination of the index. Any of these actions could adversely affect the value of the warrants. The sponsor has no obligation to consider your interests in calculating or revising any index.

We generally do not control any basket or index or the components underlying such basket or index.

Except as otherwise described in the relevant pricing supplement, we are not affiliated with the sponsors of any basket or index and do not control the components included in such basket or index. As a result, we will have no ability to control the actions of the sponsor or such components, including actions that could affect the value of the components underlying the basket or index or your warrants. No sponsor of any components of any basket or index will have any obligation to consider your interests as a holder of the warrants in taking any actions that might affect the value of your warrants.

We or our affiliates may have economic interests adverse to those of the holders of the warrants.

Deutsche Bank AG and other affiliates of ours trade currencies and other financial instruments related to currencies on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the relevant currencies. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the warrants. Any of these trading activities could potentially affect the reference level and, accordingly, could affect the value of the warrants and the Cash Settlement Amount.

We or our affiliates may also act as the sponsor of a currency index. In this role, we or our affiliates may exercise discretion, as in rebalancing the index during the term of the warrants.

In addition, one or more of our affiliates may publish research reports or otherwise express views about the relevant currencies. Any prospective purchaser of warrants should undertake an independent investigation of each currency as in its judgment is appropriate to make an informed decision with respect to an investment in the warrants.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to the relative performance of the relevant currencies. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the warrants.

We and our affiliates are active participants in the currency markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more currency transactions. Our trading activities may have a material effect on currency prices and consequently have a negative impact on the value of the warrants.

We may have hedged our obligations under the warrants directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect market prices and, therefore, the market value of the warrants. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the warrants declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Strike Level, the Final Level, the Performance and the Cash Settlement Amount. The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the warrants, which may affect your return on the warrants, particularly where Deutsche Bank AG, London Branch as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the currency, basket or index or calculating the Performance or the Cash Settlement Amount in the manner initially provided for in the relevant pricing supplement. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the warrants or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in a commercially reasonable manner and in accordance with general market practice and it is possible that a Valuation Date may be postponed, and the return on your warrants may be adversely affected. We will describe market disruption events in the relevant pricing supplement.

Holdings of the warrants by our affiliates and future sales may affect the price of the warrants.

Certain of our affiliates may purchase some of the warrants for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the warrants offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the warrants held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the warrants may fall. The negative effect of such sales on the prices of the warrants could be more pronounced if secondary trading in the warrants is limited or illiquid.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the warrants to holders who will hold the warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, commodities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the warrants as a part of a hedging transaction, straddle, conversion or integrated transaction, or U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar.

Tax Treatment of the Warrants

Except as otherwise provided in the relevant pricing supplement, we believe that the warrants should be treated for U.S. federal income tax purposes as cash-settled options with respect to performance of one or more currencies relative to a reference currency.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the warrants and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. The following discussion assumes that the above treatment is respected and that the warrants are not listed or traded on any securities, options, commodities or other exchange.

Tax Consequences to U.S. Holders

The following discussion applies to “U.S. holders” of the warrants. You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the warrants who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as otherwise provided in the applicable pricing supplement, assuming that the treatment of the warrants described above is respected, the following are anticipated U.S. federal income tax consequences of the ownership and disposition of the warrants under current law.

Tax Treatment Prior to the Final Settlement Date. You should not be required to recognize taxable income over the term of the warrants prior to the Final Settlement Date, other than pursuant to a sale or exchange, as described below.

Sale, Exchange, Exercise or Lapse of the Warrants. Upon a sale or exchange of the warrants prior to the Final Settlement Date, or upon the receipt of a cash payment (or no payment) upon the exercise or lapse of the warrants on the Final Settlement Date, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange, exercise or lapse and your tax basis in the warrants so sold, exchanged, exercised or lapsed. Your tax basis in the warrants generally should equal the amount you paid to acquire the warrants. Because of the application of certain rules and regulations relating to foreign currency instruments under Section 988 of the Code, your gain or loss should be treated as ordinary in character unless you make a valid election pursuant to the Treasury regulations governing foreign currency transactions on or before the date on which you acquire your warrants to treat such gain or loss as capital. If you make a valid election before the close of the day on which you acquire the warrants, your gain or loss on the warrants should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange, exercise or lapse you have held the warrants for more than one year. The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988 of the Code, either (a) clearly identify the transaction on your books and records on the date you acquire your warrants as being subject to such an election and file the relevant statement verifying such election with your federal income tax return, or (b) otherwise obtain independent verification. You should consult your tax adviser regarding the conditions and procedures for making this election.

If you do not make the election referred to above, your gain or loss on the sale, exchange, exercise or lapse of the warrants could be ordinary income or loss to you. In that event, you should consult your tax adviser regarding the potential application of reporting requirements for losses in excess of specified thresholds, including special rules for ordinary losses with respect to foreign currency transactions.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While the scope of the notice does not appear to encompass instruments such as the warrants, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the tax consequences of an investment in the warrants, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the warrants, including the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a non-U.S. holder of the warrants. You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the warrants who is (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust. You are not a non-U.S. holder for the purpose of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of sale, exchange, exercise or lapse. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or exercise of the warrants.

Sale, Exchange or Exercise of the Warrants. Subject to the discussion below regarding backup withholding and except as otherwise provided in the relevant pricing supplement, any gain from the sale or exchange of the warrants prior to the Final Settlement Date or upon the receipt of cash payment upon exercise of the warrants on the Final Settlement Date should not be subject to U.S. federal withholding or income tax unless that gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the warrants are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the warrants, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

Proceeds received from a sale, exchange or exercise of the warrants will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the warrants will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the warrants as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the warrants includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the warrants which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the warrants. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the warrants. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the warrants by taking positions in the relevant currency or currencies, or instruments whose value is derived therefrom. While we cannot predict an outcome, such hedging activity or our other hedging or investment activity could potentially affect the value of a relevant currency and therefore affect the calculation of the Performance and the Cash Settlement Amount. From time to time, prior to expiration of the warrants, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the relevant currency or currencies or instruments whose value is derived therefrom. Although we have no reason to believe that any of these activities will have a material impact on the reference level or the value of the warrants, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No warrant holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE UNDERLYING CURRENCY OR CURRENCIES AND THE REFERENCE CURRENCY

The underlying currency or currencies, the reference currency, the components of any basket or components underlying any index of currencies, the relative weights of any basket or index of currencies to which payment on the warrants will be linked, along with the method of calculating payments on the warrants and any applicable market disruption events, will be described in the relevant pricing supplement.

TERMS OF WARRANTS

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Strike Level, the Final Level, the Performance and the Cash Settlement Amount that you will receive on the Final Settlement Date. In addition, the calculation agent will determine whether there has been a market disruption event. All determinations made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the warrant agent at its New York office, on which notice the warrant agent may conclusively rely, of the amount to be paid on the Final Settlement Date on or prior to 11:00 a.m. on the business day preceding the Final Settlement Date.

All calculations with respect to the Strike Level, the Final Level and the Performance will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per warrant on the Final Settlement Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Notional Amount of warrants per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Modification

Under the heading “Description of Warrants—Significant Provisions of the Warrant Agreement” in the accompanying prospectus supplement is a description of when the consent of each affected holder of warrants is required to modify the warrant agreement.

Listing

The warrants will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as depositary for the warrants. The warrants will be issued only as fully-registered warrants registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global warrant certificates, representing the aggregate number or notional amount of the warrants, will be issued and will be deposited with

DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Warrants—Book-Entry Only Issuance—The Depository Trust Company.”

Warrant Agent

Payment of amounts due upon expiration of the warrants will be payable and the transfer of the warrants will be registrable at the office of DBTCA in The City of New York.

Registration of transfers of the warrants will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The warrants will be governed by and interpreted in accordance with the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”), as agents, and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of warrants has agreed to purchase, and we have agreed to sell, the aggregate Notional Amount of warrants set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the warrants directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees in the amount set forth in the relevant pricing supplement. After the initial offering of the warrants, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 of the Conduct Rules of FINRA regarding the underwriting of securities of an affiliate by a firm that is a member of FINRA. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer. In addition, Rule 2720 requires that the initial public offering price of the warrants be no higher than that recommended by a “qualified independent underwriter,” who must participate in the preparation of the relevant pricing supplement and who must exercise the usual standards of “due diligence” with respect thereto.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the warrants in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the warrants, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the warrants. Specifically, DBSI may sell more warrants than it is obligated to purchase in connection with the offering, creating a naked short position in the warrants for its own account. DBSI must close out any naked short position by purchasing the warrants in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, warrants in the open market to stabilize the price of the warrants. Any of these activities may raise or maintain the market price of the warrants above independent market levels or prevent or retard a decline in the market price of the warrants. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the aggregate Notional Amount of warrants offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the warrants offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the warrants or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the

United States, where action for that purpose is required. No offers, sales or deliveries of the warrants, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the warrants or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the warrants. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.